FOR IMMEDIATE RELEASE

                    [Samsonite Corporation Letterhead]


                                    Contact:    Richard Wiley
                                                Samsonite Corporation
                                                (303) 373-6373

                      SAMSONITE CORPORATION ANNOUNCES
            MODIFIED RECAPITALIZATION PLAN; INTENDS TO COMMENCE
        SELF TENDER TO PURCHASE UP TO 12 MILLION SHARES OF ITS
                      COMMON STOCK AT $40.00 PER SHARE

            DENVER, Colorado, May 13, 1998 - SAMSONITE CORPORATION (NASDAQ:
SAMC) announced today that its Board of Directors had approved a modified recapitalization plan pursuant to which the Company will commence a self tender offer to purchase up to 12 million shares (or approximately 59%) of its outstanding common stock at a price of $40.00 per share. The tender offer is expected to commence within a week.

            The total amount of cash required to repurchase the shares, refinance existing indebtedness and pay fees and expenses is expected to be approximately $700 million. The Company has received commitments from Bank of America and BankBoston with respect to a new $300 million credit facility, consisting of a $250 million revolving credit facility and a $50 million term loan. The Company has also received a highly confident letter with respect to the sale of $350 million of senior subordinated notes and a forward underwriting commitment with respect to the sale of $175 million of redeemable preferred stock with detachable warrants to purchase an aggregate of approximately 1.96 million shares of the Company's common stock. For five years after issuance, periodic dividends on the preferred stock will not be required to be paid in cash and, if not paid in cash, will be paid in kind or added to the liquidation preference; thereafter, dividends will be required to be paid in cash. It is expected that the warrants will be exercisable at a price equal to 110% of the closing market price of the Company's common stock shortly following the consummation of the tender offer.

            The recapitalization plan announced today is in lieu of the previously announced special dividend of $12.50 per share announced in late March.

            Luc Van Nevel, President of the Company, stated: "The recapitalization plan announced today is the culmination of the process begun several months ago to explore strategic alternatives designed to enhance shareholder value. The cash tender offer will enable shareholders to receive a significant premium over current market for approximately three-fifths of their shares, while at the same time maintaining their current ownership interest in the Company, subject to limited dilution for the warrants. Moreover, the plan does not involve a third party acquiring a controlling interest in the Company. While the plan will increase, by approximately $330 million, the indebtedness of the Company, we believe that the level of debt will be manageable and will not hurt Samsonite's business or its ability to grow in the future."

            The Company also announced that it has adopted a Stockholder Rights Plan in which one Right will be distributed as a dividend on each share of the Company's common stock. If any person becomes the beneficial owner of 15% or more of the Company's common stock (other than any 15%-or-more holder today), including any persons who acquire shares after this announcement and become a 15%-or-more holder by reason of the tender offer, then the holder of each Right, other than any such person and certain related parties, will be entitled to purchase, at the Right's then-current exercise price, shares of the Company's common stock (or, in certain circumstances as determined by the Board, a combination of common stock, other securities, cash or other property) having a value of twice such exercise price. In addition, if, after any person has become a 15%-or-more stockholder, the Company is acquired in a merger or other business combination with another entity in which the Company does not survive or in which its common stock is changed or exchanged, or sells 50% or more of its assets or earning power to another entity, each holder of a Right, other than any person who has become a 15%-or-more stockholder and certain related parties, will be entitled to purchase, at the Right's then-current exercise price, shares of common stock of such other entity having a value of twice such exercise price. The Rights will expire on May 31, 2000, unless extended by the Board of Directors of the Company.

            The recapitalization plan can be amended at any time. The Company's obligations to purchase shares pursuant to the tender offer will be subject to a number of conditions, including obtaining the financing referred to above.

            Samsonite is one of the world's largest manufacturers and distributors of luggage and markets its products primarily under the SAMSONITE, AMERICAN TOURISTER and LARK brand names.

            Certain statements contained herein constitute "forward-looking statements" within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements expressed or implied by such forward-looking statements. In addition, the preferred stock, the warrants and the senior subordinated notes will be sold in private placement transactions that anticipate resales to "qualified institutional buyers" in compliance with Rule 144A under the Securities Act of 1933 and outside the United States in compliance with Regulation S under the Securities Act of 1933. Such securities will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration. Nothing contained herein constitutes an offer to purchase or a solicitation of an offer to buy any such securities.



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